SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MFRI, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3922969
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7720 Lehigh Avenue, Niles, Illinois	60714
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration file number to which this form relates: _________________ (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

          On September 15, 2009, MFRI, Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as successor rights agent (the “Rights Agent”), entered into the Amendment (the “Amendment”) to Rights Agreement between the Company and Harris Trust and Savings Bank, as rights agent, dated as of September 15, 1999 (the “Rights Agreement”). Among other things, the Amendment extends the term of the Rights Agreement until September 15, 2019; appoints Continental Stock Transfer & Trust Company as successor rights agent; and amends certain definitions to include positions in certain derivative instruments related to the Company’s common stock as constituting beneficial ownership of such stock.

          The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as an exhibit hereto and is incorporated herein by this reference.

Item 2. Exhibits.

4.1

Amendment to Rights Agreement dated as of September 15, 2009 by and between MFRI, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed September 17, 2009).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 17, 2009	MFRI, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Its: Vice President

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EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Amendment to Rights Agreement dated as of September 15, 2009 by and between MFRI, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed September 17, 2009).

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